List of Significant Subsidiaries of the Registrant

Group Company Name	Country of incorporation	Year of incorporation	Share Capital
WISeKey SA	Switzerland	1999	CHF	933,436
WISeKey Semiconductors SAS	France	2010	EUR	1,298,162
WiseTrust SA	Switzerland	1999	CHF	680,000
WISeKey ELA SL	Spain	2006	EUR	4,000,000
WISeKey SAARC Ltd	U.K.	2016	GBP	100,000
WISeKey USA Inc[1]	U.S.A	2005	USD	6,500
WISeKey India Private Ltd[2]	India	2016	INR	1,000,000
WISeKey IoT Japan KK	Japan	2017	JPY	1,000,000
WISeKey IoT Taiwan	Taiwan	2017	TWD	100,000
WISeCoin AG	Switzerland	2018	CHF	100,000
WISeKey Equities AG	Switzerland	2018	CHF	100,000
WISeKey Semiconductors GmbH	Germany	2019	EUR	25,000
WISeKey Arabia - Information Technology Ltd	Saudi Arabia	2019	SAR	200,000.00
WISe.Art AG3	Switzerland	2020	CHF	100,000
WISeKey Vietnam Ltd	Vietnam	2021	VND	689,400,000
SEALSQ Corp.[4]	British Virgin Islands	2022	USD	100
WISeKey (Gibraltar) Limited	Gibralatar	2022	GBP	100
Trust Protocol Association	Switzerland	2019	CHF	-

[1] 50% owned by WISeKey SA and 50% owned by WiseTrust SA
[2] 88% owned by WISeKey SAARC which is controlled by WISeKey International Holding AG
[3] Formerly TrusteCoin AG, formerly WiseAI AG, 100% owned by WISeKey International Holding AG from August 27, 2021
[4] Formerly SEAL (BVI) Corp.